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                                                                    EXHIBIT 10.4

Certain portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.


                                    AGREEMENT

This Agreement (the "Agreement"), is made and effective as of this 22nd day of February, 2000, by and between EchoStar Orbital Corporation, with a place of business at 5701 South Santa Fe Drive, Littleton, Colorado 80120 ("EchoStar") and Loral Skynet, a division of Loral SpaceCom Corporation, with a place of business at 500 Hills Drive, Bedminister, New Jersey 07921 ("Skynet"). EchoStar and Skynet are hereinafter referred to collectively as the "Parties" and individually as a "Party".

WHEREAS, EchoStar is in the business of providing commercial satellite-based broadcast services and is interested in operating such a service in the Ku-Band and Ka-Band frequencies from the 121(Degree) W.L. orbital location;

WHEREAS, Skynet is in the business of providing commercial satellite services and is interested in operating such a service in the C-Band frequencies from the 121(Degree) W.L. orbital location; and

WHEREAS, EchoStar and Skynet are interested in the construction, purchase and operation of a hybrid C/Ku/Ka-Band satellite to be placed in the 121(Degree) W.L. orbital location, with EchoStar owning and operating the Ka-Band and Ku-Band payloads, Skynet owning and operating the C-Band payload, and EchoStar and Skynet jointly owning and operating the elements that are common to and/or shared by the Ka-Band, Ku-Band and C-Band payloads;

NOW THEREFORE, the Parties agree as follows:

1. Purchase of the Satellite. Contemporaneously with the execution of this Agreement, EchoStar shall enter into the contract attached as Exhibit A hereto (the "Satellite Contract") with Space Systems/Loral, Inc. ("SS/L") for the construction and purchase of a hybrid C/Ku/Ka-Band satellite to be delivered in-orbit to the 121(Degree) W.L. orbital location (hereinafter referred to as "EchoStar 9"). Capitalized terms used and not otherwise defined herein shall have the meanings as defined in the Satellite Contract.

2. Ownership, Title, and Operation. EchoStar shall exclusively own and operate the Ka-Band and Ku-Band payloads on the EchoStar 9 satellite. Skynet shall exclusively own and operate the C-Band payload on the EchoStar 9 satellite. EchoStar and Skynet shall jointly own, as tenants in common on a 58.11/41.89 percent basis in favor of EchoStar (the "Ownership Ratio"), the elements of the EchoStar 9 satellite that are common to and/or shared by the Ka-Band, Ku-Band and C-Band payloads (the "Common Elements"). Title to the C-Band payload and to Skynet's ownership interest in the Common Elements shall automatically and immediately pass from EchoStar to Skynet upon transfer of title to the EchoStar 9 satellite from SS/L to EchoStar pursuant to the Satellite


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Contract; provided, however, that following such passage of title to Skynet, in the event of a partial or total loss of the C-Band payload and/or Skynet's ownership interest in the Common Elements, Skynet's title shall be subject to release obligations as described in Article 10.4.3 of the Satellite Contract and to any salvage value remedies included in the applicable risk management insurance policies for the EchoStar satellite procured by SS/L pursuant to
Article 39 of the Satellite Contract. EchoStar and Skynet shall mutually agree upon all operational decisions affecting the Common Elements. Each Party may grant security interests in and otherwise encumber its payload(s) and its ownership interest in the Common Elements, provided that in the event of foreclosure upon any security interest in or other encumbrance upon a Party's ownership interest in the Common Elements, the foreclosing entity shall take such interest subject to the terms and conditions of this Agreement, and provided further that following such foreclosure the Party whose interest was not foreclosed upon shall have the right to make all operational decisions regarding the Common Elements. In the event that a payload design change made by either Party pursuant to Section 5 of this Agreement results in an adjustment to the Firm Fixed Price, then the Ownership Ratio shall be adjusted accordingly.

3. Payment of the Purchase Price. EchoStar shall be responsible for paying XXX for the EchoStar 9 satellite subject to and upon the terms and conditions set forth in the Satellite Contract. Skynet shall be responsible for paying XXX subject to and upon the terms and conditions of this Agreement and of a separate agreement(s) to be mutually agreed upon between Skynet and SS/L. Design changes made pursuant to Section 5 of this Agreement shall result in an adjustment to the Firm Fixed Price and the Ownership Ratio as and to the extent set forth in
Section 5. Notwithstanding the foregoing, the failure of either Party to pay its respective portion of the Firm Fixed Price shall not be deemed to constitute a breach of this Agreement.

4. Insurance.

4.1 Within six (6) months after the date first set forth above or within five
(5) days after EchoStar receives notice from SS/L pursuant to Article 29.2 of the Satellite Contract that SS/L intends to purchase the risk insurance described in Article 39.1 of the Satellite Contract following the occurrence of an event (or events) which is reasonably likely to cause the cost of the insurance described in Article 39.1 of the Satellite Contract to increase by more than 3% of the sum insured, whichever occurs earlier, the Parties shall mutually agree upon whether EchoStar should exercise its option pursuant to
Article 29.2 of the Satellite Contract to direct SS/L not to procure risk insurance for the EchoStar 9 satellite (the "Insurance Option"). In the event that the Parties mutually agree that EchoStar should exercise the Insurance Option, any Firm Fixed Price reductions received by it as a result of such election shall be shared by the Parties in accordance with the Ownership Ratio.


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4.2 In the event that the Parties mutually agree that EchoStar should exercise the Insurance Option, then:

(i) if both Parties desire to insure their payloads, either EchoStar or Skynet, as agreed upon by the Parties, shall solicit bona fide proposals from a reasonable number of market leaders in the space insurance marketplace regarding a single policy for the entire satellite (including both Parties' payloads),

(ii) if both Parties desire to insure their payloads and a policy proposal satisfactory to both Parties, as determined in each Party's sole judgment, has not been procured pursuant to Subsection (i) above within thirty (30) days after completion of all technical presentations made by SS/L in connection with the solicitation of such proposals, the Parties will coordinate to ensure that they proceed to market simultaneously and each Party shall have the right to procure its own insurance for its respective payload(s); or

(iii) if one Party does not desire to insure its payload(s), the other Party shall have the right to procure its own insurance for its Payload(s).

If the Parties procure insurance pursuant to Subsection (i) above or otherwise elect to procure insurance coverage for the entire EchoStar 9 satellite in a single policy, then: (a) the Party procuring the insurance policy shall cause the other Party to be named as an additional insured on such policy, (b) such policy shall provide that the policy may not be changed without written agreement from both Parties or cancelled unless both Parties are given at least thirty (30) days advance notice, (c) such policy will individually insure the respective payload(s) of each Party in amounts to be determined by each Party in its sole judgment, and (d) each party shall bear its proportionate share of the premium.

4.3 In the event that the Parties mutually agree that EchoStar should not exercise the Insurance Option, then in the event of any loss of Skynet's payload or any Common Elements (whether a partial or total loss) during the time period starting at Intentional Ignition and ending one (1) year after Launch, Skynet shall look solely and exclusively to SS/L for the payment of any claims arising out of or relating to any such loss.

4.4 Each Party shall, at its own cost and expense, timely provide the other Party with all reasonable assistance requested by the other Party in connection with the procurement of insurance as contemplated under this Section 4.

5. Payload Design Changes.

5.1 Either Party may at any time and from time to time make changes in the design of its payload(s), provided that such change does not negatively impact:
(i) the scheduled launch date for the EchoStar 9 satellite, (ii) the performance of the other Party's payload(s), or (iii) the designed operational life of the other


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Party's payload or the designed orbital maneuver life of the Echostar 9 satellite, unless the other Party has otherwise agreed in writing (which agreement may be withheld in the other Party's sole judgment).

5.2 All design changes to the Party's respective payloads that are not permitted under Section 5.1 above and all changes to the Common Elements necessitated by any design change made to either Party's payload(s), shall be mutually agreed upon by the Parties.

5.3 The Party making a design change to its payload(s) shall be solely responsible for paying any increases to the Firm Fixed Price that result from such change (including changes to the Common Elements necessitated by the design change made to such Party's payload). Similarly, the Party making a design change to its payload(s) shall receive the full benefit of any reductions in the Firm Fixed Price resulting from such change to its payload. In either case, the Ownership Ratio shall be adjusted accordingly.

6. Satellite Management. Skynet shall, XXX, provide EchoStar with support from its staff of Loral Skynet Spacecraft and Launch Engineers for oversight of satellite design, fabrication, testing and integration and for oversight of launch integration, including without limitation supporting EchoStar at the launch site during the launch campaign and providing technical consultation during transfer orbit operations and in orbit testing of the satellite, that is reasonably acceptable to EchoStar and designed to ensure that SS/L manufactures, launches and delivers the EchoStar 9 satellite and any Replacement Satellite (as defined in the Satellite Contract) in accordance with the terms and conditions of the Satellite Contract (the "Satellite Management Services"). In performing the Satellite Management Services, Skynet shall assign at least one person to be dedicated to the EchoStar 9 program and any Replacement Satellite on a full-time basis, who will be stationed on-site at SS/L's facility in Palo Alto, California. Such on-site person shall report solely and exclusively to EchoStar for matters dealing with the Ka-Band and Ku-Band payloads, solely and exclusively to Skynet for matters dealing with the C-Band payload, and jointly to both EchoStar and Skynet for matters dealing with the Common Elements. The Satellite Management Services shall be performed by Skynet under the same terms and conditions XXX as set forth in that certain Agreement between EchoStar Satellite Corporation and AT&T Corp. Concerning Technical Support, dated March 25, 1996, and the Statement of Work attached as Exhibit A thereto, as such Exhibit A was amended on February 12, 1999 (the "Technical Support Agreement"); provided that the license granted to EchoStar with respect to certain Delivered Information pursuant to Section 17.A of the Technical Support Agreement shall be expanded to include defined business purposes of designing, constructing and delivering FSS, DBS and Ka-Band Satellites. EchoStar acknowledges that as of the date of this Agreement SS/L and Skynet are affiliated companies and that, based on its prior experience with Skynet's performance of Satellite Management Services pursuant to the


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Technical Support Agreement, EchoStar again desires to engage Skynet to perform
Satellite Management Services despite the fact that Skynet's relationship with SS/L might appear to present a conflict of interest.

7. TT&C Services. Skynet shall, XXX, provide telemetry, tracking, and control ("TT&C") services for the EchoStar 9 satellite and for any Replacement Satellite (as defined in the Satellite Contract), but not any replacements thereof, beginning at Acceptance of each satellite and continuing for the actual orbital maneuver life of the EchoStar 9 satellite or until Skynet begins providing TT&C services for a Replacement Satellite (in the case of the EchoStar 9 satellite) and for the actual orbital maneuver life of the Replacement Satellite (in the case of a Replacement Satellite), under the same terms and conditions XXX as set forth in that certain Amended and Restated Tracking, Telemetry and Control Services Agreement between EchoStar Satellite Corporation and AT&T Corp., effective as of March 26, 1996, as amended and assigned to Skynet (the "TT&C Agreement"); provided that the license granted to EchoStar with respect to certain Delivered Information pursuant to Sections 8.A and 8.D of the TT&C Agreement shall be expanded to include the defined business purpose of providing services to Customer's FSS, DBS and Ka-Band satellite(s)). Provided, however:
(i) if EchoStar elects to launch a Substitute Satellite as provided in Section 12 of this Agreement, Skynet shall have no obligation to provide TT&C services for the EchoStar 9 satellite or Replacement Satellite after the acceptance by Skynet of the Substitute Satellite, and (ii) if Skynet elects to launch a Substitute Satellite, it shall only be obligated to provide TT&C services for such Substitute Satellite for the remainder of the expected operational life of the EchoStar 9 satellite or Replacement Satellite, whichever is then in service, as measured on the first day following acceptance by EchoStar of the Substitute Satellite. Upon the expiration of Skynet's obligations to provide TT&C services with respect to a particular satellite under this Section 7, if EchoStar desires Skynet to continue providing TT&C services for such satellite, Skynet agrees to do so pursuant to the terms and conditions of the TT&C Agreement XXX. XXX The Parties agree that (a) in-orbit testing ("IOT") for the Ka-Band and Ku-Band payloads will be conducted at EchoStar's uplink facility in Cheyenne, Wyoming or Gilbert, Arizona, at EchoStar's option, with support from Skynet facilities as reasonably needed, (b) IOT for the C-Band payload shall be performed at Skynet's uplink facility in Hawley, Pennsylvania, (c) IOT for the Common Elements shall be performed at a facility to be mutually agreed upon by the Parties after consultation with SS/L, (d) the Satellite Acceptance Review shall be held at a single location to be mutually agreed upon by the Parties after consultation with SS/L, and (e) each Party shall be entitled to have representatives present at each of the events described in Subsections (a) through (d) above.

8. Decision-Making Authority. Each Party shall have final decision-making authority with respect to all matters regarding the construction and operation of the EchoStar 9 satellite that solely and exclusively impact its


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respective payload(s). The Parties shall mutually agree upon all matters regarding the launch of the EchoStar 9 satellite and all matters regarding the construction and operation of the EchoStar 9 satellite that involve the Common Elements or otherwise impact the payloads of both Parties. Skynet, as provider of the Satellite Management Services, shall be the sole point of contact with SS/L for technical and design issues; provided, however, that: (i) EchoStar shall have identical rights to information and to attend meetings regarding the EchoStar 9 satellite, and (ii) Skynet shall not make any communications or otherwise convey to SS/L decisions impacting the EchoStar 9 satellite unless such communication or decision was reached in compliance with the decision-making requirements of this Agreement. For the avoidance of doubt, EchoStar shall remain the sole point of contact with SS/L for contractual issues. Neither Party shall be liable to the other as a result of delays in the construction of its respective payload(s) or the Common Elements. Within thirty
(30) days after the EchoStar 9 satellite becomes a Total Loss (determined on the basis of all Ku-Band, Ka-Band and C-Band Transponders, as opposed to just the Ku-Band and Ka-Band Transponders), the Parties shall mutually agree upon whether EchoStar should exercise its option for a Replacement Satellite pursuant to
Article 10.4 of the Satellite Contract. In the event that the Parties mutually agree that EchoStar should exercise that option, then the terms and conditions of this agreement shall apply mutatis mutandis to the Replacement Satellite.

9. Power Sharing. The following procedure shall be adhered to in the event of a loss of primary power that impacts the payloads of both Parties:

(i) First, components of the EchoStar 9 satellite will be powered down as necessary to protect the overall health of the EchoStar 9 satellite;

(ii) Second, bus components of the EchoStar 9 satellite will be powered down to the extent possible without affecting either Party's payload(s) ;

(iii) Third, the Parties will enter into good faith discussions to determine the next components to be powered down; and

(iv) In the event that the Parties are unable to mutually agree upon the next components to be powered down within forty-eight (48) hours after the relevant loss of primary power, then the residual amount of primary power required to be shed will be allocated between the payloads of EchoStar and Skynet based on the ratio of the nominal full-power operation of the Parties' respective payloads. Such allocation will initially be computed based on the final design specification for each Parties' respective payload(s), and shall be subject to adjustment when actual saturated power and efficiency data is determined during IOT. Each Party will determine in its sole judgment the appropriate actions to be taken with respect to its payload(s) to shed the power allocated to it pursuant to this Subsection (iv).


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10. Cooperation.

10.1 Each Party shall, at its own cost and expense, timely provide the other Party with all reasonable assistance requested by the other Party in connection with: (i) the preparation, coordination and filing of any and all applications required to be filed by the other Party for licenses with the Federal Communications Commission, or any successor agency thereto (the "FCC") and any other governmental agencies in connection with the construction, launch and operation of the EchoStar 9 satellite, the Replacement Satellite, and/or the Substitute Satellite; (ii) the filing of any technical filings required to be made by the other Party with the FCC or any other governmental agency; and (iii) all filings required to be made by the other Party with the International Telecommunication Union (or any successor agency thereto) regarding radio frequency and orbital position coordination.

10.2 Skynet shall give all reasonable assistance requested by EchoStar, at Skynet's cost and expense, necessary for EchoStar to perform under the Satellite Contract with respect to the C-Band payload and Skynet's interest in the Common Elements, including without limitation the timely provision of all purchaser-furnished equipment, facilities and services applicable to the C-Band payload described in the Statement of Work in good working condition and adequate for the required purpose.

11. Taxes. EchoStar shall be responsible for the payment of any and all sales, use, gross receipts, excise and other taxes (collectively "Taxes") assessed solely and exclusively on the construction, use and operation or addition of value to the Ka-Band or Ku-Band payloads on the EchoStar 9 satellite, and EchoStar shall indemnify Skynet from any such Taxes in accordance with the provisions of Section 17 below. Skynet shall be responsible for the payment of any and all Taxes assessed solely and exclusively on the construction, use and operation or addition of value to the C-Band payload on the EchoStar 9 satellite, and Skynet shall indemnify EchoStar from any such Taxes in accordance with the provisions of Section 17 below. The Parties shall share responsibility, in direct proportion to the Ownership Ratio, for any and all Taxes assessed on the construction, use and operation or addition of value to any and all Common Elements, and each Party shall indemnify the other Party from its respective portion of such Taxes in accordance with the provisions of Section 17 below.

12. Sale, Abandonment and Substitute Satellite.

12.1 In the event that either Party (i) is for any reason unable to operate its EchoStar 9 payload(s) as contemplated by this Agreement, (ii) for any reason desires to separate its operations on the EchoStar 9 satellite from those of the other Party, or (iii) desires for any reason to move the EchoStar 9 satellite to any orbital location other than the 121(degree) W.L. orbital location, then such Party may, at its sole discretion:


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(a) sell its entire ownership interest in its payload(s) and in the Common
Elements to a third party, subject to the limitations set forth in Section 19.3 of this Agreement and the other Party's right of first offer and first refusal described in Section 12.2 below,

(b) turn off its payload and abandon its usage thereof, provided that the other Party shall have the right to continue to operate any and all portions of the first Party's payload(s) and the Common Elements as may be necessary for the other Party to continue to use its payload(s) during any such period of abandonment, or

(c) in cooperation and consultation with the other Party contract with SS/L or any other spacecraft manufacturer reasonably acceptable to the other Party for the construction and delivery on orbit to the 121(Degree) W.L. orbital location of another satellite having payload capabilities and a designed operational life which are the same or better than the payload(s) of the other Party on and the designed operational life of the EchoStar 9 satellite (a "Substitute Satellite").

Upon acceptance of such Substitute Satellite by the other Party and successful completion of the transfer of the other Party's traffic from EchoStar 9 to the Substitute Satellite: (i) the Party providing the Substitute Satellite shall cause the EchoStar 9 satellite to vacate the 121(Degree) W.L. orbital location;
(ii) title to the entire EchoStar 9 satellite shall automatically vest in the Party providing the Substitute Satellite; (iii) title to the entire Substitute Satellite shall automatically vest in the other Party; and (iv) this Agreement shall automatically terminate. Each Party agrees to provide, at the cost and expense of the Party providing the Substitute Satellite, all assistance reasonably necessary to ensure that title is transferred pursuant to Subsections
(ii) and (iii) above free and clear of any and all liens and encumbrances that do not arise from or relate to the actions of the Party receiving title to the relevant satellite. It is the intention of the Parties that the guiding principle governing any Party's provision to the other Party of a Substitute Satellite shall be that the Party receiving the Substitute Satellite shall be made whole and shall continue the operation of its business uninterrupted and with the minimum possible inconvenience.

12.2 In the event that a Party elects to sell its entire ownership interest in its payload(s) and in the Common Elements to a third party pursuant to Section
12.1 (a) above, then the other Party shall have the right for a period of up to thirty (30) days after such Party receives written notice from the first Party of such election, to make an offer to the first Party to purchase the first Party's entire interest in its payload(s) and in the Common Elements. In the event that the first Party is unwilling to accept the other Party's offer, then the first Party may solicit bona fide offers from third parties to purchase the first Party's entire interest in its payload(s) and in the Common Elements. Thereafter, the other Party shall have a period of fifteen (15) days to meet such bona fide third-party offer, and in the


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event that the other Party makes a matching offer, then the first Party shall be obligated to promptly accept such matching offer.

13. Termination

13.1 Unless terminated sooner pursuant to Section 13.2 below, this Agreement shall continue in full force and effect until the later to occur of: (i) the end of the actual orbital maneuver life of the EchoStar 9 satellite; or (ii) the end of the actual orbital maneuver life of the Replacement Satellite, if any.

13.2 Notwithstanding anything to the contrary herein, if the Parties are unable to reach final agreement with SS/L upon: (1) the pricing and schedule for the options described in Article 29.1 of the Satellite Contract, (2) the TBD terms of the Satellite Contract, or (3) Exhibit A (Statement of Work), Exhibit B (Satellite Performance Specification), Exhibit C (Product Assurance Program
Plan), Exhibit D (Satellite Program Test Plan) or the milestones set forth in Attachment A (Payment Plan) to the Satellite Contract, within thirty (30) days after the date first set forth above, then either Party may immediately terminate this Agreement by providing written notice to the other Party, and all liabilities and obligations of the Parties shall be released, waived and terminated, except for those set forth in Section 19.11 hereof, which remain in full force and effect as provided therein.

14. Confidentiality.

14.1 Confidential Information. Each Party will treat as confidential the terms of this Agreement, together with all information whether of a technical nature or otherwise relating in any manner to the business, technical, operational, legal or other affairs of the other Party as may be communicated to it hereunder or otherwise in connection with this Agreement, both prior and subsequent to its execution (the "Confidential Information"). Each Party undertakes that except as authorized in writing by the other Party, it will neither disclose any Confidential Information to any person, including the media, nor use the Confidential Information other than for purposes permitted under this Agreement. Each Party shall use all reasonable efforts and shall take every reasonable precaution to protect and maintain the confidentiality of the Confidential Information, which precautions shall be at least equivalent in scope and effect to the measures taken by that Party to protect its own most confidential proprietary information. Each Party hereby agrees to limit disclosure of Confidential Information to those of its employees who need to know such information in the performance of their duties in relation to the EchoStar 9 satellite and to consultants who (i) require access to the information in the performance of their duties in relation to the EchoStar 9 satellite and (ii) have executed a written non-disclosure agreement, the provisions of which are sufficiently wide to protect the confidentiality of the information being disclosed. Each Party shall be liable to the other Party for the acts and omissions of its employees and consultants in breach of the provisions of this
Section 14.


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Notwithstanding the foregoing, the terms of this Agreement and any amendments thereof may be disclosed to SS/L and to the Parties' respective insurance brokers and underwriters in connection with any and all bona fide attempts to place insurance as contemplated by Section 4 above.

14.2 Exclusions. The provisions of this Section 14 shall not apply to any information that (i) is in the public domain, or which becomes generally known to the public, other than by default of the recipient Party; (ii) was in the lawful possession of the recipient Party prior to the disclosure, and was not obtained either directly or indirectly from the disclosing Party; (iii) is, or had already been, verifiably independently generated by the recipient Party, without reference to the disclosing Party's Confidential Information; (iv) is required to be disclosed by law or the valid order of a court of competent jurisdiction or the request of any governmental or other regulatory authority or agency in which event the Party required to disclose such Confidential Information shall so notify the other Party as promptly as practicable (and if possible prior to making any disclosure) and shall use reasonable commercial efforts to seek confidential treatment of such information.

14.3 Injunctive Relief. The Parties agree that any breach of this Section 14 by the recipient Party will result in the substantial likelihood of irreparable harm and injury to the disclosing Party and that in the event of such a breach, monetary damages alone would not be an adequate remedy and which damages are difficult to accurately measure. Accordingly, in the event of such a breach or threatened breach by the recipient Party, the disclosing Party shall be entitled to injunctive relief in any court of competent jurisdiction, without prejudice to the other remedies available to the disclosing Party at law, in equity or otherwise for such breach or threatened breach.

14.4 No Implied License. Except as expressly set forth to the contrary herein, this Agreement shall not be construed as granting or conferring any interests or rights, by license or otherwise, in any of the Confidential Information, including, without limitation, any patent or patent application or any copyright in which the disclosing Party now has or subsequently may obtain any right, title or interest or any other intellectual property rights. Except as otherwise expressly contemplated herein or agreed by the Parties, all materials created or fabricated by the recipient Party, including without limitation evaluations, based upon the Confidential Information are deemed to be Confidential Information and are owned by and are the exclusive property of the disclosing Party, and shall be returned by the recipient Party to the disclosing Party immediately upon request by the disclosing Party or termination or expiration of this Agreement.

14.5 Prior Agreements. The confidentiality obligations set forth in this Agreement are in addition to, and not in lieu of, any agreements between the Parties and/or any of their Affiliates (as defined in Section 19.3 below) respecting confidentiality that were executed on or before the date first set forth above.


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15. Publicity. Neither Party shall issue a press release regarding this
Agreement or the transactions contemplated hereby, without the express written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided that nothing in this Section 15 shall be construed as limiting a Party's right to disclose certain information in accordance with Section 14.2(iv) above.

16. Dispute Resolution.

16.1 Internal Resolution. The following procedure shall be adhered to: (i) in all disputes that arise under this Agreement that the Parties cannot resolve informally; and (ii) in all instances where the Director of Space Programs for EchoStar and the Director of Program Management for Skynet are unable to agree upon the resolution of an issue, which by the express terms of this Agreement is to be determined by the mutual agreement of the Parties, within (5) business days after the issue has been referred to both of them, with the sole exception of the items to be mutually agreed upon in Sections 9(iii) and 4.1 (each, a "Dispute"). Either Party to this Agreement may notify the other Party in writing of the existence of a Dispute. The General Counsel of EchoStar and the General Counsel of Skynet shall meet in person or by telephone within five (5) business days after the other Party receives such written notification. If those individuals are unable to resolve the dispute or agree upon a written plan of corrective action within five (5) business days after such meeting, then the matter shall automatically be referred to the President of EchoStar and the President of Skynet, who shall meet in person or by telephone within five (5) business days after the date of such referral. If mutual agreement still has not been reached within five (5) business days after the initial meeting of the respective Presidents of EchoStar and Skynet, either Party may request arbitration pursuant to Section 16.2 below by delivery of written notice to the other Party ("Notice of Arbitration"). Neither Party shall initiate arbitration unless and until the dispute resolution procedure set forth in this Section 16.1 has been employed or waived by both Parties in writing.

16.2 Arbitration. Any dispute arising between the Parties with respect to the performance of obligations under, or interpretation of, this Contract and all Disputes that cannot be settled by the Parties pursuant to Section 16.1 above, shall be determined by submission to binding arbitration in accordance with the provisions of the "Uniform Arbitration Act of 1975", part 2 of article 22 of title 13, Colorado Revised Statutes, as amended from time to time, and not by a lawsuit or resort to court process except as Colorado law provides for judicial review of arbitration proceedings. Any such arbitration shall be conducted in the City and County of Denver, Colorado by a panel of three arbitrators who shall be selected within thirty (30) days of such Notice of Arbitration, as follows: (i) one arbitrator shall selected by each Party; and (ii) the third arbitrator shall be selected by the arbitrators chosen by the Parties. In resolving any dispute, the arbitrators shall apply the substantive laws of the State of New York (without regard to its conflict


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of law rules), but shall apply the Colorado Rules of Civil Procedure and the
Colorado Rules of Evidence, and shall take into account usages, customs and practices in the performance of contracts for the purchase and operation of commercial communications satellites. Notwithstanding anything to the contrary herein, the Arbitrators shall make their decision based on the overriding principle that, unless expressly set forth to the contrary herein: (a) economic disputes impacting the payloads of both Parties shall be resolved such that gains and losses are shared between the Parties in direct proportion to the Ownership Ratio, and (b) non-economic disputes affecting the payloads of both Parties shall be resolved such that impact of gains and losses is shared on a 50/50 percent basis between the Parties. Proceedings and documents provided and generated in connection with any arbitration hereunder shall be in the English language. Each Party shall bear its own costs and expenses (including the costs and expenses of the arbitrator it selected) and one-half of the costs and expenses of the third arbitrator. The parties agree that, in no event, shall the arbitrators' decision include a recovery under any theory of liability, or award in any amount, not expressly allowed under this Contract. In furtherance and without limitation of the foregoing, any award made by the arbitrators shall be within the limitations set forth in Section 18 below.

17. Indemnification.

17.1 Each Party shall defend, indemnify and hold harmless the other Party, and its Affiliates, and their respective directors, officers, employees, shareholders, agents and representatives from and against all losses, damages, liabilities, suits and expenses (including, but not limited to, reasonable attorneys' fees) (collectively "Losses") attributable to third party claims for bodily injury or property damage, but only to the extent that such Losses were caused by, or resulted from, negligent acts or omissions, gross misconduct or willful misconduct by the first Party or its employees, agents, consultants or representatives.

17.2 The right to any indemnity specified in this Section 17 shall be subject to the following conditions:

(i) The Party seeking indemnification shall promptly advise the other Party in writing of the filing of any suit or of any written or oral claim for indemnification upon receipt thereof and shall provide the other Party, at its request, with such assistance and information available to the indemnified party as is relevant to the defense such suit or claim. Any such assistance or information that is furnished by the indemnified Party at the request of the indemnifying Party XXX

(ii) The Party seeking indemnification shall not make any admission nor shall it reach a compromise or settlement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.


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


(iii) The indemnifying Party shall assist and shall have the right to assume, when not contrary to the governing rules of procedure, the defense of any claim or suit in XXX

(iv) The Party seeking indemnification may participate XXX, using counsel reasonably acceptable to the indemnifying Party, provided there is no conflict of interest and that such participation would not and does not adversely affect the conduct of the proceedings.

(v) XXX: (i) the indemnifying Party and such indemnified Party shall have mutually agreed to retention of such other counsel; or (ii) the named parties to any proceeding (including without limitation any impleaded parties) include both the indemnifying Party and such indemnified Party and representation of both the indemnifying Party and such indemnified Party by the same counsel would be inappropriate due to actual or potential conflicts of interest between them.

18. LIMITATION OF LIABILITY. THE LIMITATION OF LIABILITY PROVISION OF THE TT&C AGREEMENT SHALL EXCLUSIVELY CONTROL LIABILITIES ARISING OUT OF THE PROVISION OF TT&C SERVICES. THE LIMITATION OF LIABILITY PROVISION OF THE TECHNICAL SUPPORT AGREEMENT SHALL EXCLUSIVELY CONTROL LIABILITIES ARISING OUT OF THE PROVISION OF SATELLITE MANAGEMENT SERVICES. EXCEPT WITH RESPECT TO BREACHES OF SECTION 14 OR 15 OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE DIRECTLY OR INDIRECTLY TO THE OTHER PARTY, ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, AGENTS, CUSTOMERS, CONTRACTORS OR SUBCONTRACTORS AT ANY TIER (INCLUDING WITHOUT LIMITATION SUPPLIERS OF ANY KIND), OR TO ANY OTHER PERSON OR ENTITY CLAIMING BY OR THROUGH SUCH PARTY FOR ANY AMOUNTS REPRESENTING LOSS OF PROFITS, LOSS OF BUSINESS, OR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY ACTS OR OMISSIONS ASSOCIATED THEREWITH, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT, STATUTES OR ANY OTHER LEGAL THEORY. THIS LIMITATION OF LIABILITY SHALL NOT BE CONSTRUED TO LIMIT A PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTIONS 11 AND 17.

19. Miscellaneous.

19.1 Relationship of the Parties. This Agreement defines the cooperative activities of the Parties in the acquisition, manufacture and operation of a C/Ku/Ka-Band hybrid satellite under the terms contained herein. Except for the covenants contained herein, no legal entity or relationship of any kind, including but not limited to a joint venture, pooling arrangement, agency, partnership or


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


other form of business relationship shall be deemed to arise herefrom between the Parties or between any other individuals, organizations or corporation. Each Party shall act as an independent contractor and not as an agent for the other and no Party shall have any authority to bind the other Party except to the extent specifically provided herein.

19.2 Applicable Law and Construction. This Agreement shall be construed, and the relations between the Parties determined, in accordance with the laws of the state of New York, except for its choice of laws provisions. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify, amplify or aid in the interpretation, construction or meaning of this Agreement. Skynet and EchoStar acknowledge and agree that they and their counsel have reviewed, or have been given a reasonable opportunity to review, this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or attachments hereto.

19.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any rights, duties or obligations hereunder may be assigned, delegated or otherwise transferred, in whole or in part, by either Party, nor shall either Party sell its entire ownership interest in its payload(s) and in the Common Elements to a third party pursuant to
Section 12.1(a) above, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that, without securing such prior consent, a Party shall have the right to assign this Agreement or sell its entire ownership interest in its payload(s) and in the Common Elements to any person or entity directly or indirectly controlling, controlled by or under common control with such Party (an "Affiliate"), or to any successor of such Party by way of merger or consolidation or the acquisition of substantially all of the assets of such Party relating to the subject matter of this Agreement, provided, however, that such Affiliate or successor, as the case may be, shall expressly assume all of the obligations of such Party under this Agreement. Any attempted assignment, delegation, sale or other transfer in contravention of the above provisions shall be void ab initio.

19.4 Notices. All notices and other communications that may be or are required to be given hereunder shall be in writing and shall be sent via first-class registered or certified mail, return receipt requested and postage prepaid, or via overnight courier service, charges prepaid, to the party to be notified at the following address(es), or sent by facsimile transmission to the party to be notified at the following fax number(s), or to such other persons, address(es) or fax number(s) as such party may have substituted by written notice to the other parties in accordance with the provisions of this Section 19.4:


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


In the case of EchoStar:

Echostar Orbital Corporation
5701 S. Santa Fe Drive
Littleton, Colorado 80120
Attn: Rohan Zaveri, Director of Space Programs
Fax: (303) 723-1099

With a copy to:

Echostar Orbital Corporation
5701 S. Santa Fe Drive
Littleton, Colorado 80120
Attn: David K. Moskowitz, Senior Vice President and General Counsel
Fax: (303) 723-1699

In the case of Skynet:

Loral Skynet
500 Hills Drive
P.O. Box 7018
Bedminster, NJ 07921
Attn:  Robert DeMartini, Director, Supplier Relations
Facsimile Number:  (908) 470-2453

With a copy to:

Loral Skynet
500 Hills Drive
P.O. Box 7018
Bedminster, NJ 07921
Attn:  Charles Davidson, Director, Program Management
Fax: (908) 470-2467

The sending of such notice with confirmation of successful receipt of the complete transmission (in the case of facsimile transmissions) or receipt of such notice (in the case of delivery by first class registered or certified mail or by overnight courier service) shall constitute the giving thereof.

19.5 Unrestricted Activities. Nothing contained herein shall be deemed to restrict a Party from quoting, offering to sell, selling to, receiving quotes, offering XXX

19.6 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes all such prior representations and agreements, oral or written.

This Agreement shall not be modified or altered, except in a writing executed by a duly authorized representative of each Party.

19.7 Compliance with Export Control and Other Laws and Regulations. The Parties shall comply with all United States Export Control Regulations and all other laws and regulations which apply to this Agreement; and further will not directly or indirectly perform or fail to perform any act which will constitute a violation of such laws or regulations in the performance of the Agreement.

19.8 Waiver. The failure or delay of either Party at any time to exercise or enforce any right or remedy available to it under this Agreement with respect to any breach or default by the other Party shall not be construed to be a waiver of such right or remedy with respect to any other breach or default by the other Party. The delay or failure of either Party to give notice of breach or default shall not be deemed to be a waiver of the right to do so for that or any subsequent breach or default or for the persistence in a breach or default of a continuing nature.

19.9 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

19.10 Severability. The Parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provisions and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of competent jurisdiction or a panel of arbitrators selected pursuant to Section
16.2 above determines that any term or provision herein, or the application thereof to any person, entity or circumstance, shall to any extent be invalid or unenforceable, then such term or provision shall be enforced to the maximum extent deemed by such court or panel of arbitrators to be permissible, and the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

19.11 Survival of Obligation. The obligations of the Parties under this Agreement, which by their nature logically would be expected to survive termination, cancellation, or expiration of this Agreement, including without limitation those set forth in Sections 7 (regarding Skynet's obligation to provide TT&C services on a Substitute Satellite), 14, 15, 16, 17, 18, 19.2 and 19.4, shall survive termination, cancellation or expiration of this Agreement for the applicable time period specified in such section or, if no time period is specified, for a reasonable period of time under the circumstances.

19.12 Remedies Cumulative. Except as otherwise expressly set forth herein, it is agreed that the rights and remedies herein provided in case of default or breach of this Agreement are cumulative and shall not affect in any manner any other remedies that any Party may have by reason of such default or breach, except as expressly limited in this Agreement. Except as otherwise expressly set forth herein, the exercise of any right or remedy herein provided shall be without prejudice to the right to exercise any other right or remedy provided herein, at law, or in equity.

19.13 Order of Precedence. Any conflict between the terms of this Agreement and those of any document attached hereto as an Exhibit shall be resolved by precedence to the provisions of this Agreement.

19.14 Marketing Name. Each Party shall have the right to market and promote its payload under any name to which it has intellectual property rights, without the consent or prior approval of the other Party, provided that such marketing and promotion does not create a likelihood of confusion as to which Party owns the payload at issue. For the avoidance of doubt, the provisions of this Section
19.14 are without any prejudice to any rights that a Party may have to a particular name at law, in equity or otherwise.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first set forth above.


LORAL SPACECOM CORPORATION


By:
     --------------------------------------
     Name:
     Title:



ECHOSTAR ORBITAL CORPORATION


By:
     ---------------------------------------
     Name:
     Title:





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